Exhibit 99.1

Geron and FDA Reach Agreement on Clinical Hold

Company and Regulatory Agency Define Path to Re-Initiate Human Trials for Spinal Cord Injury

MENLO PARK, Calif.--(BUSINESS WIRE)--October 30, 2009--Geron Corporation (Nasdaq: GERN) today announced the company’s plan to advance clinical development of its human embryonic stem cell (hESC)-based product, GRNOPC1, for the treatment of spinal cord injury. The plan is expected to enable Geron to re-initiate the Phase I clinical trial of GRNOPC1 in patients with complete thoracic spinal cord injury and to support future expansion of the trial to patients with cervical injuries.

Geron has been performing a series of preclinical studies to expand the clinical program for spinal cord injury beyond patients with complete thoracic injuries. The company’s goal is to test the safety and utility of GRNOPC1 in patients with complete and incomplete (less severe) injuries in both thoracic and cervical regions.

As announced previously, in one preclinical study, a higher frequency of animals developed cysts in the injury site than had been seen in numerous foregoing preclinical studies with clinical grade GRNOPC1. These cysts are non-proliferative, confined to the injury site, smaller than the injury cavity, and were not associated with adverse effects on the animals. As part of ongoing work to optimize GRNOPC1 manufacturing and product release, the company developed new candidate markers and assays. Data from studies using the new markers were submitted to the FDA. The IND for spinal cord injury was placed on clinical hold pending FDA review of the data.

Geron will complete a confirmatory preclinical study using GRNOPC1 that has been characterized by the new markers and assays, as agreed upon in discussions with the FDA. As part of the ongoing plan to advance clinical development to cervical patients, Geron had already initiated this preclinical study in an animal model of cervical injury.

In discussions with the company, the FDA has advised that it concurs with Geron that positive data from this study can be used to support both release of the clinical hold and expansion to cervical patients. Geron expects the data from this study to enable re-initiation of the clinical trial in the third quarter of 2010.

The company is initially developing GRNOPC1 for spinal cord injury, but is also exploring application for other neurological diseases, including multiple sclerosis, stroke and Alzheimer disease.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s human embryonic stem cell technology and future regulatory developments constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2009.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., Investor and Media Relations, 650-473-7765
info@geron.com